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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 0-20753

                            SONICS & MATERIALS, INC.
                            ------------------------
             (Exact name of registrant as specified in its charter)

             53 Church Hill Road, Newtown, CT 06470, (203) 270-4600
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.03 per share
                        Warrants to purchase Common Stock
                        ---------------------------------
            (Title of each class of securities covered by this Form)

                                 Not applicable
                                 --------------
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        [X]      Rule 12h-3(b)(1)(i)          [X]
         Rule 12g-4(a)(1)(ii)       [_]      Rule 12h-3(b)(1)(ii)         [_]
         Rule 12g-4(a)(2)(i)        [_]      Rule 12h-3(b)(2)(i)          [_]
         Rule 12g-4(a)(2)(ii)       [_]      Rule 12h-3(b)(2)(ii)         [_]
                                             Rule 15d-6                   [X]


Approximate number of holders of record as of the certification of notice date:
                                       100

         Pursuant to the requirements of the Securities Exchange Act of 1934 Sonics & Materials, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: October 21, 2002                  By:/s/ Robert S. Soloff
      ------------------                   --------------------
                                           Robert S. Soloff
                                           President and Chief Executive Officer

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